Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of the Artemis Strategic Investment Corporation. of our report dated 29th August 2023 relating to the financial statements of Community Specialty Pharmacy LLC, Alliance Pharma Solutions LLC, Danam Health Inc., Woodsage LLC and our report dated 31st August 2023 relating to the consolidated financial statements of Wellgistics LLC which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Suri & Co.,Chartered Accountants
No. 443 & 445 Guna Complex, Chennai

Date: September 08, 2023
Place: Chennai, India